Exhibit 4.3

COPYRIGHT SECURITY AGREEMENT dated as of August 17, 2012 (this “Agreement”), among COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation, CHS WASHINGTON HOLDINGS, LLC, a Delaware limited liability company, NORTHWEST HOSPITAL, LLC, a Delaware limited liability company and QUORUM HEALTH RESOURCES, LLC, a Delaware limited liability company (each a “Grantor”, and collectively, the “Grantors”) and CREDIT SUISSE AG, as collateral agent (in such capacity, the “Collateral Agent”).

Reference is made to (a) the Amended and Restated Guarantee and Collateral Agreement dated as of July 25, 2007, as amended and restated as of November 5, 2010 (as further amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”), Community Health Systems, Inc., a Delaware corporation (the “Parent”), the Subsidiaries of the Company party thereto and the Collateral Agent, (b) the Underwriting Agreement dated as of August 8, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Underwriting Agreement”) among the Company, the Guarantors party thereto and Credit Suisse Securities (USA) LLC, as representative of the several underwriters specified therein (the “Representative”), (c) the Indenture dated as of August 17, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the Guarantors party thereto, the Collateral Agent and Regions Bank, as trustee (the “Trustee”), and (d) that certain designation certificate delivered to the Collateral Agent pursuant to Section 7.09(c) of the Security Agreement in order to secure the Notes and related obligations on a pari passu basis with the other obligations secured under the Security Agreement (subject to certain exceptions in the case of pledged stock). The Trustee and underwriters referred to above have agreed to purchase $1,600,000,000 aggregate principal amount of 5.125% Senior Secured Notes due 2018 of the Company (the “Notes”) on the terms and subject to the conditions set forth in the Underwriting Agreement. The obligations of the underwriters to purchase the Notes are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantor will derive substantial benefits from the issuance of the Notes pursuant to the Indenture and is willing to execute and deliver this Agreement in order to induce the underwriters to purchase the Notes. Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

SECTION 2.  Grant of Security Interest.  As security for the payment or performance, as the case may be, in full of the Obligations, the Grantor, pursuant to the Security Agreement, did and hereby does grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in and lien on, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and

(b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office), including those listed on Schedule I attached hereto.

SECTION 3.  Security Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 4.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5.  Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMMUNITY HEALTH SYSTEMS, INC.,

by
/s/ Rachel A. Seifert
Name: Rachel A. Seifert
Title: Executive Vice President

CHS WASHINGTON HOLDINGS, LLC,

by
/s/ Rachel A. Seifert
Name: Rachel A. Seifert
Title: Executive Vice President

NORTHWEST HOSPITAL, LLC,

by
/s/ Rachel A. Seifert
Name: Rachel A. Seifert
Title: Executive Vice President

QUORUM HEALTH RESOURCES, LLC,

by
/s/ Rachel A. Seifert
Name: Rachel A. Seifert
Title: Executive Vice President

[Signature Page to Copyright Security Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent,

by
/s/ Robert Hetu
Name: Robert Hetu
Title: Managing Director

by
/s/ Rahul Parmer
Name: Rahul Parmer
Title: Associate

[Signature Page to Copyright Security Agreement]

Schedule I

I. Copyrights

Title	Grantor	Registration No.	Author
Failure Mode and Effects Analysis: Neuraxial Anesthesia and Anticoagulation	CHS Washington Holdings, LLC	TXu001152745 12/8/2003	Empire Health Services
Quality Profile: Trended Data from 1992 through September 1996	CHS Washington Holdings, LLC	TXu000779488 1/7/1997	Empire Health Services (author Norwood, Cynthia Ellen and Stark, Sharilyn Su as a work for hire)
Arthritis: Education and Exercise	Northwest Hospital, LLC	TX0002267273	Northwest Physical Therapy and Occupational Therapy
Northwest Osteoporosis Center Osteoporosis Prevention and Treatment Guidelines	Northwest Hospital, LLC	TX0004915182	n/a
Med-Info Health Care Protocols and Manuals	Northwest Hospital, LLC	TXu000281933	n/a
Vantage Scorecard	Community Health Systems, Inc.	TX0007142717 10/12/2007	Atiba Software, LLC
Surgipointe V 1.0.4	Quorum Health Resources, LLC	TX0007381920 7/29/2008	Quorum Health Resources, LLC, (employer for hire)

II. Copyright Applications

None.

III. Copyright Licenses

None.